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                                                                     EXHIBIT 3.1

                         CERTIFICATE OF INCORPORATION OF
                             ADAMS MERGER SUB, INC.
                             A DELAWARE CORPORATION

         I, the undersigned, for the purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, do execute this Certificate of Incorporation and do hereby certify as follows:

                                    ARTICLE I

                  The name of the corporation is Adams Merger Sub, Inc. (the "Corporation").

                                   ARTICLE II

                  The address of the corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                   ARTICLE III

                  The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

                                   ARTICLE IV

                  The Corporation is authorized to issue two classes of stock to be designated common stock ("Common Stock") and preferred stock ("Preferred Stock"). The number of shares of Common Stock authorized to be issued is one hundred million (100,000,000), par value $0.01 per share, and the number of shares of Preferred Stock authorized to be issued is fifty million (50,000,000), par value $0.01 per share.

                  The Preferred Stock may be issued from time to time in one or more series, without further stockholder approval. The Board of Directors is hereby authorized, in the resolution or resolutions adopted by the Board of Directors providing for the issue of any wholly unissued series of Preferred Stock, within the limitations and restrictions stated in this Certificate of Incorporation, to fix the designations, preferences and relative, participating, optional, or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, the authority to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them, and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

                                    ARTICLE V

                  The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

                  A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

                  B. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

                  C. Following the effective date of the Corporation's registration statement filed pursuant to the Securities Act of 1933, as amended, and prepared in connection with the Corporation's initial public offering (the "IPO Date"), any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

                                   ARTICLE VI

                  The number of directors of the Corporation shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board. For purposes of this Certificate of Incorporation, the term "Whole Board" shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

                  Following the IPO Date, the Board of Directors shall be divided into three classes: Class I, Class II and Class III. Such classes shall be as nearly equal in number of directors as possible. Each director shall serve for a term ending on the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected; provided, however, that the directors first elected to Class I shall serve for a term ending on the Corporation's first annual meeting of stockholders following the effectiveness of this Article, the directors first elected to Class II shall serve for a term ending on the Corporation's second annual meeting of stockholders following the effectiveness of this Article and the directors first elected to Class III shall serve for a term ending on the Corporation's third annual meeting of stockholders following the effectiveness of this Article. The foregoing notwithstanding, each director shall serve until such director's successor shall have been duly elected and qualified, or until such director's prior death, resignation, retirement, disqualification or other removal.

                                       2
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                  At each annual election, directors chosen to succeed those whose terms then expire shall be of the same class as the directors they succeed unless, by reason of any intervening changes in the authorized number of directors, the Board of Directors shall designate one or more directorships whose term then expires as directorships of another class in order more nearly to achieve equality of number of directors among the classes.

                  Notwithstanding the rule that the three classes shall be as nearly equal in number of directors as possible, in the event of any change in the authorized number of directors, each director then continuing to serve as such shall nevertheless continue as a director of the class of which such director is a member until the expiration of such director's current term, or such director's prior death, resignation, retirement, disqualification or other removal. If any newly created directorship may, consistently with the rule that the three classes shall be as nearly equal in number of directors as possible, be allocated to more than one class, the Board of Directors shall allocate it to that of the available class whose term of office is due to expire at the earliest date following such allocation.

                  Subject to the rights of the holders of any series of Preferred Stock then outstanding, any directors, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

                                  ARTICLE VII

                  A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

                  Any repeal or modification of the foregoing provisions of this
Article VII by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of this Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

                                  ARTICLE VIII

                  The Board of Directors is expressly empowered to adopt, amend or repeal any or all of the Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the Whole Board. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the

                                       3
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Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the Corporation.

                                   ARTICLE IX

                  In addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal the provisions of Article I,
Article II, Article III and Article IV of this Certificate of Incorporation. Notwithstanding any other provision of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal any provision of this Certificate of Incorporation not specified in the preceding sentence.

                                    ARTICLE X

         The incorporator of the corporation is J. Mark Ray, whose mailing address is Alston & Bird, LLP, 1201 West Peachtree Street, Atlanta, Georgia 30309.

                                   ARTICLE XI

         The powers of the incorporator are to terminate upon the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware. The name and mailing address of the person who shall serve as the initial director of the corporation until his successor is duly elected and qualified is Michael J. Valentino, Adams Laboratories, Inc., 425 Main Street, Chester, New Jersey 07930.

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

                  IN WITNESS WHEREOF, this Certificate of Incorporation has been executed by the undersigned this 31st day of May, 2005.

                                       /s/ J. Mark Ray
                                       ________________________________________
                                       J. Mark Ray, Incorporator

               CERTIFICATE OF DESIGNATIONS, RIGHTS AND PREFERENCES

                                     OF THE

                      SERIES A CONVERTIBLE PREFERRED STOCK,

                    SERIES B CONVERTIBLE PREFERRED STOCK AND

                      SERIES C CONVERTIBLE PREFERRED STOCK

         Pursuant to Section 151 of the Delaware General Corporation Law (the "DGCL"), Adams Merger Sub, Inc., a corporation organized and existing under the Delaware General Corporation Law (the "Corporation"), DOES HEREBY CERTIFY that pursuant to the authority conferred upon the Board of Directors (the "Board") by the Certificate of Incorporation of the Corporation, and pursuant to Section 151 of the DGCL, the Board, acting by written consent in accordance with Section 141(f) of the DGCL, on May 31, 2005 duly adopted a resolution providing for the issuance of a series of 15,000,000 shares of Series A Convertible Preferred Stock, 20,000,000 shares of Series B Convertible Preferred Stock and 15,000,000 shares of Series C Convertible Preferred Stock, which resolution is and reads as follows:

         RESOLVED, that, pursuant to the authority expressly granted to and vested in the Board by the provisions of the Certificate of Incorporation, the Board hereby authorizes the creation and issuance of: (i) a series of preferred stock, hereby designated as Series A Convertible Preferred Stock (the "Series A Preferred Stock"), to consist of 15,000,000 shares, $0.01 par value per share;
(ii) a series of preferred stock, hereby designated as Series B Convertible Preferred Stock (the "Series B Preferred Stock"), to consist of 20,000,000 shares, $0.01 par value per share; and (iii) a series of preferred stock, hereby designated as Series C Convertible Preferred Stock (the "Series C Preferred Stock"), to consist of 15,000,000 shares, $0.01 par value per share. The Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock shall together be referred to herein as the "Preferred Stock." All classes of the Preferred Stock shall be, and hereby are, established, and the designations, preferences and relative, participating, optional or other special rights of such Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock and the relation to the Corporation's common stock, $0.01 par value per share (the "Common Stock") and shall each have the rights, preferences and privileges set forth in Annex A, subject to the restrictions, limitations and qualifications set forth therein.

                                     ANNEX A

                      DESIGNATIONS, RIGHTS AND PREFERENCES
                                     OF THE
                      SERIES A CONVERTIBLE PREFERRED STOCK,
                    SERIES B CONVERTIBLE PREFERRED STOCK AND
                      SERIES C CONVERTIBLE PREFERRED STOCK

         Section 1. Dividends.

         1A. General Obligation. Except as otherwise provided herein, no preferential dividends shall accrue on any Share.

         1B. Participating Dividends. If the Corporation declares or pays any dividends upon the Common Stock (whether payable in cash, securities or other property) other than dividends payable solely in shares of Common Stock, the Corporation shall also declare and pay to the holders of each series of Preferred Stock, out of assets or funds of the Corporation legally available therefor, at the same time that it declares and pays such dividends to the holders of the Common Stock, together and pari passu with each other series of Preferred Stock, the dividends which would have been declared and paid with respect to the Common Stock issuable upon conversion of such Preferred Stock had all of the outstanding Preferred Stock been converted immediately prior to the record date for such dividend, or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined. If the Corporation declares or pays any dividends upon any series of Preferred Stock (whether payable in cash, securities or other property) other than dividends payable solely in shares of such series of Preferred Stock, the Corporation shall also declare and pay to the holders of each other series of Preferred Stock at the same time that it declares and pays such dividends to the holders of such Preferred Stock, the dividends which would have been declared and paid with respect to the Common Stock issuable upon conversion of such Preferred Stock had all of the outstanding Preferred Stock been converted immediately prior to the record date for such dividend, or, if no record date is fixed, the date as of which the record holders of such Preferred Stock entitled to such dividends are to be determined.

         Section 2. Liquidation.

         2A. Preferred Liquidation Preference. Upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), the holders of Shares of Preferred Stock shall be entitled to be paid as follows:

                  (i) first, each holder of Series C Preferred shall be entitled to be paid, before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the aggregate Series C Liquidation Value of all Shares of Series C Preferred held by such holder (plus all accrued but unpaid dividends pursuant to Section 1B); then

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                  (ii) second, with respect to each holder of Series A Preferred and Series B Preferred, unless the amounts to which such holder would be entitled under Section 2A(iii) are greater than the amounts to which such holder would be entitled under this Section 2A(ii) (in which case, such holder shall receive the amounts described in and pursuant to
         Section 2A(iii) in lieu of this Section 2A(ii)), each such holder together and pari passu with each other such holder, shall be entitled to be paid, before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the greater of (a) the aggregate Liquidation Value of all Shares of Series A Preferred or Series B Preferred, as applicable, held by such holder (plus all accrued but unpaid dividends pursuant to Section 1B); and (b) the applicable IRR Value, if any; and then

                  (iii) thereafter, the remaining assets of the Corporation legally available for distribution, if any, shall be distributed ratably to each holder of Series A Preferred, Series B Preferred, Series C Preferred and Common Stock on a pari passu as-if-converted to Common Stock basis; provided, however, that in the event that the amounts to which any holder of Series A Preferred or Series B Preferred would be entitled under Section 2A(ii) is greater than the amounts to which such holder would be entitled to receive under this Section 2A(iii) (disregarding the application of Section 2A(ii), then such holder shall not be entitled to receive any amounts under this Section 2A(iii) but rather shall receive the amounts described in and pursuant to Section 2A(ii).

If upon any such liquidation, dissolution or winding up of the Corporation the Corporation's assets to be distributed among the holders of the Series C Preferred are insufficient to permit payment to such Series C Preferred holders of the aggregate amount which they are entitled to be paid upon any liquidation, dissolution or winding up of the Corporation, then the entire assets available to be distributed to the Corporation's stockholders shall be distributed pro rata among such holders based upon the full preferential amount each such holder is otherwise entitled to receive. If upon any such liquidation, dissolution or winding up of the Corporation the Corporation's assets to be distributed among the holders of the Series A Preferred and Series B Preferred hereunder are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid upon any liquidation, dissolution or winding up of the Corporation, then the entire assets available to be distributed to the Corporation's stockholders shall be distributed pro rata among such holders based upon the full preferential amount each such holder is otherwise entitled to receive.

         2B. Notice of Liquidation; Election by Holders of Preferred Stock. Not less than 45 days prior to the payment date stated therein, the Corporation shall mail written notice of the liquidation, dissolution or winding up to each record holder of Preferred Stock, setting forth in reasonable detail the amount of proceeds to be paid with respect to each Share of Preferred Stock and Common Stock in connection with such liquidation, dissolution or winding up.

         2C. Deemed Liquidation. Upon the election of the holders of not less than sixty percent (60%) of the outstanding Shares of Series A Preferred, a majority of the

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outstanding Shares of Series B Preferred or a majority of shares of Series C
Preferred, as applicable, delivered to the Corporation within thirty (30) calendar days after receipt of the Corporation's notice to the holders of Preferred Stock under this Section 2C of any Fundamental Change or any Change in Control, such Fundamental Change or any Change in Control shall, with respect to the holders of such series of Preferred Stock approving the same, be deemed to be a liquidation, dissolution and winding up of the Corporation for purposes of this Section 2, and the holders of such series of Preferred Stock approving the same shall be entitled to receive payment from the Corporation of the amounts payable with respect to the applicable series of Preferred Stock upon a liquidation, dissolution or winding up of the Corporation under this Section 2 in cancellation of their Shares upon the consummation of any such transaction. If the holders of a series of Preferred Stock elect to deem such Fundamental Change or Change in Control to be a liquidation, dissolution and winding up of the Corporation with respect to share of such series, then each holder of such series of Preferred Stock shall have the right to elect the benefits of either this Section 2C or Section 6E hereof in connection with any such transaction. Notwithstanding the foregoing, in no event shall any of the transactions contemplated by the Summary of Principal Terms attached as Annex A to the Corporation's Proxy Statement for Special Meeting of Shareholders held on September 18, 2000 (the "Exempt Transactions"), constitute or be deemed to constitute a Fundamental Change or Change in Control.

         Section 3. Priority of Preferred Stock on Dividends and Redemptions. So long as any series of Preferred Stock remains outstanding, without the prior written consent of each of (i) the holders of at least sixty percent (60%) of the then outstanding Shares of Series A Preferred, (ii) the holders of at least a majority of the then outstanding Shares of Series B Preferred, and (iii) the holders of at least a majority of the then outstanding Shares of Series C Preferred, the Corporation shall not, nor shall it permit any Subsidiary to, redeem, purchase or otherwise acquire directly or indirectly any Junior Securities, nor shall the Corporation directly or indirectly pay or declare any dividend or make any distribution upon any Junior Securities (other than dividends on the Common Stock payable in shares of Common Stock; provided that the Corporation may repurchase shares of Common Stock and Common Stock options from the employees of the Corporation and its Subsidiaries upon termination of employment pursuant to arrangements approved by the Corporation's Board, so long as no Event of Noncompliance is in existence at the time or immediately after such repurchase or would be caused by such repurchase).

         Section 4. Redemptions.

         4A. Redemptions upon Request. At any time during the ninety (90) calendar day period following June 1, 2006, and during the ninety (90) calendar day period following June 1, 2007, and provided that a Qualified Public Offering shall not have been consummated, each holder of Shares of Preferred Stock may from time to time request redemption of all or a portion of such holder's Shares by delivering written notice of such request to the Corporation. The Corporation shall be required to redeem all Shares with respect to which redemption requests have been made at a price per Share (the "Redemption Price") equal to: (i) with respect to the Series A Preferred and the Series B

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Preferred, the Fair Market Value thereof (plus all accrued but unpaid dividends pursuant to Section 1B; and (ii) with respect to the Series C Preferred, the higher of (x) the Series C Liquidation Value (plus all accrued but unpaid dividends pursuant to Section 1B) and (y) the Fair Market Value thereof (plus all accrued but unpaid dividends pursuant to Section 1B). Notwithstanding anything to the contrary in this Section 4A, so long as any shares of Series C Preferred or any security convertible into Series C Preferred remain outstanding or any portion of the Redemption Payment Amount (defined below) (and interest and other amounts owing thereon) is owed by the Corporation in respect of Shares of Series C Preferred, the Corporation shall not pay any portion of the Redemption Payment Amount (defined below), including, without limitation, any payments under a Redemption Note (defined below), in respect of the Shares of Series A Preferred, Series B Preferred or other Junior Securities.

         As soon as practicable following the final determination of Fair Market Value, but in any event within thirty (30) calendar days thereafter, the Corporation shall deliver to each holder who has submitted a redemption request in accordance with this Section, cash in an amount equal to the product of the applicable per share Redemption Price and the number of Shares being redeemed by such holder (the "Redemption Payment Amount"). In the event that the Corporation cannot reasonably pay all such Redemption Payment Amounts in cash, the Corporation shall deliver to each redeeming holder (1) a promissory note in an original principal amount equal to the Redemption Payment Amount, due on the first anniversary of the date of the applicable holder's redemption notice (the "Final Redemption Payment Date"), accruing interest at the prime rate of interest as quoted in the national edition of the Wall Street Journal at the date such note is issued (a "Redemption Note"), or (2) a combination of cash and Redemption Note in an aggregate amount equal to the Redemption Payment Amount; provided, however, that holders of Shares subject to redemption in connection with the same notice shall receive payment in respect of Shares being redeemed in identical proportions of cash and Redemption Notes. Upon final determination of the Fair Market Value, the holders' redemption election shall, except as otherwise provided below, be irrevocable, notwithstanding the final Fair Market Value or payment of any portion of the Redemption Payment Amount in the form of the Redemption Note; provided, however, that in the event of any revocation by the holder previously requesting redemption prior to such final determination of Fair Market Value, such holder shall be required to reimburse the Corporation for all reasonable out-of-pocket expenses incurred prior to the date thereof in obtaining a third-party valuation.

         In the event that any portion of a holder's Redemption Payment Amount is paid in the form of a Redemption Note, all Shares tendered by such holder will be held in trust until full payment of principal and interest on the Redemption Note has been made to or as otherwise directed by the holder, whereupon the Redemption Note shall be cancelled and such Shares shall be released from trust and delivered to the Corporation.

         Until such time as the Redemption Payment Amount, plus any amounts accrued under the Redemption Payment Note, have been paid in full, the holder of the Redemption Payment Note shall be entitled, and the books and records of the Corporation shall reflect that such holder is entitled, to all of the rights such holder had as a holder of the Shares held in trust (other than the right to receive any dividends thereon, if any, which dividends shall likewise be held in trust) and under any shareholder or Share purchase agreement, including the right to vote such Shares and, in the event of any Fundamental Change or Change in Control prior to discharge of the Redemption Note, to elect to exchange for the Shares held in trust in such holder's name, the Redemption Note plus an amount in cash equal to any cash already received in partial payment of the Redemption Payment Amount, and to participate in such transaction in accordance with Section 2 above.

         At any time prior to any redemption pursuant to this Section 4A, any holder of Shares shall be entitled to convert all or any portion of the Shares subject to such redemption (or any scheduled installment thereof) as provided in
Section 6 hereof.

         Upon the occurrence of an Event of Noncompliance, the following shall occur immediately, without the need for any further action by any Person other than as provided below:

                  (i) the Conversion Price of the applicable series of Preferred Stock shall be reduced immediately by fifty percent (50%) of the Conversion Price in effect immediately prior to any such adjustment, and in no event shall any Conversion Price adjustment be rescinded;

                  (ii) the interest rate under the Redemption Notes shall immediately be increased to the lower of (a) two times the interest rate previously in effect, and (b) the highest interest rate possible that does not violate any applicable usury law, rule or regulation; and

                  (iii) each holder of the applicable series of Preferred Stock shall also have any other rights which such holder is entitled to under any contract or agreement at any time and any other rights which such holder may have pursuant to applicable law.

         Upon the occurrence of an Event of Noncompliance, the Corporation shall promptly (1) issue to each holder of a Redemption Note in exchange therefor, a new Redemption Note incorporating the revised interest rates as provided above, and (2) take all other actions necessary to implement the terms of the preceding Section. Upon the first anniversary of an Event of Noncompliance, if the Redemption Payment Amounts (including all interest to date) have not been paid in full with respect to any series of Preferred Stock, then the size of the Board and each committee thereof shall immediately be increased by three members (or such greater odd number as is necessary to assure that a majority of members of the Board and each committee are designees of the holders of a majority of the Shares of Preferred Stock), and such members shall be designated by the holders of a majority of Shares of such series of Preferred Stock. Notwithstanding the foregoing, however, if at such time (i) there shall also be an Event of Noncompliance with respect to any other series of Preferred Stock,
(y) the Redemption Payment Amounts with respect to such other series of Preferred Stock (including all interest to date) have not been paid in full, and
(z) at such time a majority of the members of the Board and each committee are not already designees of the holders of a majority of the Shares of Preferred Stock (on an as-converted to Common Stock basis), then the size of the Board and each committee thereof shall immediately be increased by three members (or such greater odd number of members as is necessary to assure that a majority of members of the Board and each committee are designees of the holders of a majority of the Shares of Preferred Stock), and such members shall be designated to the Board as follows: (1) one-third (1/3) of such members shall be designated by a majority vote of the Series A Preferred, (2) one-third (1/3) of such members shall be designated by a majority vote of the Series B Preferred and (3) one-third (1/3) of such members shall be designated by a majority vote of the Series C Preferred.

         4B. Dividends After Redemption Date. No Share shall be entitled to any dividends accruing after the date on which the Redemption Payment Amount in respect of all Shares tendered for redemption pursuant hereto has been paid to the holder of such Share in full in cash. On such date, all rights of the holder of such Shares shall cease, and such Shares shall no longer be deemed to be issued and outstanding.

         4C. Redeemed or Otherwise Acquired Shares. Any Shares which are redeemed or otherwise acquired by the Corporation shall, at the Corporation's election, be held in treasury, canceled and retired to authorized but unissued shares, or transferred to a new holder (provided that simultaneously with such transfer all Redemption Payment Amounts (plus all interest to date) is paid in full in cash).

         4D. Other Redemptions or Acquisitions. The Corporation shall not, nor shall it permit any Subsidiary to, redeem or otherwise acquire any Shares of Preferred Stock, except as expressly authorized herein or pursuant to a purchase offer made pro rata to all holders of such series of Preferred Stock on the basis of the number of Shares owned by each such holder and in any such case, such redemption or other acquisition shall be subject to the acceptance of the applicable holder.

         4E. Prohibitions on Redemptions. In the event of any prohibition on the redemption (whether pursuant to this Section 4 or otherwise) of the Shares pursuant to any agreement, instrument or other arrangement to which the Corporation is a party or its assets are bound, the Corporation will use best efforts to obtain waivers or other appropriate relief from such restrictions in order to permit any redemptions required pursuant to this Certificate of Incorporation and use commercially reasonable efforts to obtain replacement financing for the Shares in order to permit any such required redemption. This
Section 4E shall not be interpreted as authorizing or otherwise empowering the Corporation to enter into any such agreement, instrument or other arrangement.

         4F. Additional Restrictions on Redemption. Without limiting anything set forth herein to the contrary, the Corporation shall not redeem any other of its capital stock unless it shall have offered, with respect to any capital stock other than the Preferred Stock, to redeem all of the outstanding Preferred Stock at a price per share equal to the greater of the redemption price of such redemption and the redemption price under Section 4A, and with respect to any series of Preferred Stock, has offered to redeem each other series of Preferred Stock in accordance with the terms set forth herein ratably with such series of Preferred Stock in proportion to the aggregate liquidation preferences of the outstanding shares of the respective series, and ratably among the holders of that series in proportion to the amount of such stock owned by each such holder so that each holder receives the same percentage of the preferential amount each such holder is otherwise entitled to receive. The foregoing shall not be interpreted as authorizing or otherwise empowering the Corporation to redeem any of its capital stock. To the extent the Corporation is empowered to redeem any series of Preferred Stock, the Corporation shall give written notice to the holders of each other series of Preferred Stock of the amount to be redeemed prior to the expiration of any right (to the extent that any such right terminates) of any series of Preferred Stock to participate in any such redemption.

         Section 5. Voting Rights.

         5A. General. The holders of each series of Preferred Stock shall be entitled to notice of all stockholder meetings in accordance with the Corporation's bylaws, and such holders shall be entitled to vote on all matters submitted to the stockholders for a vote together with the holders of the Common Stock and each other series of Preferred Stock and any other classes of capital stock voting with the Common Stock all voting together as a single class, with each Share of Preferred Stock (including any Shares held in trust pursuant to Section 4) entitled to one vote for each share of Common Stock issuable upon conversion of such Preferred Stock as of the record date for such vote or, if no record date is specified, as of the date of such vote.

         5B. Special. Holders of Shares of any series of Preferred Stock will also be entitled to vote either together with each other series of Preferred Stock separately as a class on any matters on which the Preferred Stock votes separately as a class or separately as a series on any matters on which each series of the Preferred Stock votes separately as a series (in each case as set forth by the DGCL), with each Share of Preferred Stock (including any Shares held in trust pursuant to Section 4) entitled to one vote for each share of Common Stock issuable upon conversion of such Preferred Stock as of the record date for such vote or, if no record date is specified, as of the date of such vote. The Series C Preferred also shall be entitled to vote as a single series, separately from the Common Stock, Series A Preferred and Series B Preferred, on the following matters, with each Share of Series C Preferred (including any Shares held in trust pursuant to Section 4) entitled to one vote for each share of Common Stock issuable upon conversion of such Series C Preferred as of the record date for such vote or, if no record date is specified, as of the date of such vote:

                  (i) any amendment to the Certificate of Incorporation or filing of any resolution with the Delaware Secretary of State containing any provisions which would increase the number of authorized shares of Series C Preferred or adversely affect or otherwise impair the rights or relative preferences and priorities of the holders of Series C Preferred;

                  (ii) any authorization, issuance or entering into any agreement providing for the issuance (contingent or otherwise) of any capital stock or other equity securities (including, without limitation, debt, hybrid, derivative or other securities, convertible into or exchangeable or exercisable for capital stock or other equity securities) of the Corporation, which in any case are senior to or on a parity with the Series C Preferred with respect to distributions upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary) or redemptions; or

                  (iii) any Fundamental Change or Change of Control.

         Section 6. Conversion.

         6A. Conversion Procedure.

                  (i) At any time and from time to time, any holder of any series of Preferred Stock may convert all or any portion of such Preferred Stock held by such holder into a number of shares of Conversion Stock computed by multiplying the number of Shares to be converted by the actual purchase price paid to the Corporation or any predecessor entity, including but not limited to Adams Respiratory Therapeutics, Inc., a Texas corporation formerly known as Adams Laboratories, Inc., upon the issuance of such Shares, and dividing the result by the Conversion Price then in effect. In the event that a holder of Shares holds Shares purchased at different prices, the price deemed applicable to specific Shares converted shall, for purposes of the preceding sentence, be as specified by the holder to the Corporation in a written certificate, to the extent not inconsistent with the Corporation's books and records.

                  (ii) Except as otherwise provided herein, each conversion of Preferred Stock shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Preferred Stock to be converted have been surrendered for conversion at the principal office of the Corporation. At the time any such conversion has been effected, the rights of the holder of the Shares converted as a holder of Preferred Stock shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Conversion Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Conversion Stock represented thereby.

                  (iii) The conversion rights of any Share subject to redemption hereunder shall terminate on the Redemption Date for such Share unless the Corporation has failed to pay to the holder thereof the full amount payable with respect to such Share.

                  (iv) Notwithstanding any other provision hereof, if a conversion of Preferred Stock is to be made in connection with a Public Offering or other transaction affecting the Corporation, the conversion of any Shares may, at the election of the holder thereof, be conditioned upon the consummation of such transaction, in which case such conversion shall not be deemed to be effective until such transaction has been consummated.

                  (v) As soon as possible after a conversion has been effected (but in any event within five business days), the Corporation shall deliver to the converting holder:

                           (a) a certificate or certificates representing the
                  number of shares of Conversion Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified;

                           (b) the amount of all dividends declared pursuant to
                  Section 1B remaining unpaid with respect to the Shares to be converted, plus the amount payable under Section 6A(ix) below with respect to such conversion; and

                           (c) a certificate representing any Shares which were
                  represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

                  (vi) The issuance of certificates for shares of Conversion Stock upon conversion of Preferred Stock shall be made without charge to the holders of such Preferred Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Conversion Stock. Upon conversion of each Share of Preferred Stock, the Corporation shall take all such actions as are necessary in order to insure that the Conversion Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof, and the Conversion Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

                  (vii) The Corporation shall not close its books against the transfer of Preferred Stock or of Conversion Stock issued or issuable upon conversion of Preferred Stock in any manner which interferes with the timely conversion of Preferred Stock. The Corporation shall assist and cooperate with any holder of Shares required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Shares hereunder (including, without limitation, making any filings required to be made by the Corporation).

                  (viii) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Conversion Stock, solely for the purpose of issuance upon the conversion of Preferred Stock, such number of shares of Conversion Stock issuable upon the conversion of all outstanding Preferred Stock.

         All shares of Conversion Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to assure that all such shares of Conversion Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Conversion Stock may be listed (except for official notice of issuances which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not take any action which would cause the number of authorized but unissued shares of Conversion Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Preferred Stock.

                  (ix) If any fractional interest in a share of Conversion Stock would, except for the provisions of this Section, be delivered upon any conversion of the Preferred Stock, the Corporation, in lieu of delivering the fractional share therefor, shall pay an amount to the holder thereof equal to the Market Price of such fractional interest as of the date of conversion.

         6B. Conversion Price.

                  (i) The initial Conversion Price shall be as follows: (x) with respect to the Series A Preferred, $1.45; (y) with respect to the Series B Preferred, $1.60; and (z) with respect to the Series C Preferred, $1.60. In order to prevent dilution of the conversion rights granted under this Section 6B, the Conversion Price shall be subject to adjustment from time to time pursuant to this Section 6B.

                  (ii) If and whenever the Corporation issues or sells, or in accordance with Section 6C is deemed to have issued or sold, any shares of its Common Stock (including issuances or sales, or in accordance with Section 6C deemed issuances or sales, that have occurred prior to the date hereof) for a consideration per share less than (a) the Conversion Price in effect immediately prior to the time of such issuance or sale or (b) the Market Price of the Common Stock determined as of the date of such issue or sale, then immediately upon such issue or sale or deemed issue or sale the Conversion Price shall be reduced to whichever of the following Conversion Prices is lower:

                           (a) the Conversion Price determined by dividing (1)
                  the sum of (x) the product derived by multiplying the Conversion Price in effect immediately prior to such issue or sale by the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale, plus (y) the consideration, if any, received by the Corporation upon such issue or sale, by (2) the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale; or

                           (b) the Conversion Price determined by multiplying
                  the Conversion Price in effect immediately prior to such issue or sale by a fraction, the numerator of which shall be the sum of (1) the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale multiplied by the Market Price of the Common Stock determined as of the date of such issuance or sale, plus (2) the consideration, if any, received by the Corporation upon such issue or sale, and the denominator of which shall be the product derived by multiplying the Market Price of the Common Stock by the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale.

                  (iii) Notwithstanding the foregoing, there shall be no adjustment in the Conversion Price as a result of any issue or sale (or deemed issue or sale) of up to an aggregate of 4,500,000 shares (as such number of shares is proportionately adjusted for subsequent stock splits, combinations and dividends affecting the Common Stock and as such number of shares includes all such stock options and other purchase rights outstanding at the time of the initial issuance of the applicable series of Preferred Stock) of Common Stock to employees, directors or consultants of the Corporation and its Subsidiaries pursuant to stock option plans and stock ownership plans approved by the Corporation's Board, including at least one director designated by holders of at least a majority of the Shares.

         6C. Effect on Conversion Price of Certain Events. For purposes of determining the adjusted Conversion Price under Section 6B, the following shall be applicable:

                  (i) Issuance of Rights or Options. If the Corporation in any manner grants or sells any Options and the price per share for which Common Stock is issuable upon the exercise of such Options, or upon conversion or exchange of any Convertible Securities issuable upon exercise of such Options, is less than (a) the Conversion Price in effect immediately prior to the time of the granting or sale of such Options or (b) the Market Price of the Common Stock determined as of such time, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting or sale of such Options for such price per share. For purposes of this Section, the "price per share for which Common Stock is issuable" shall be determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the granting or sale of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Conversion Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when Common

         Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                  (ii) Issuance of Convertible Securities. If the Corporation in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon conversion or exchange thereof is less than (a) the Conversion Price in effect immediately prior to the time of such issue or sale or (b) the Market Price of the Common Stock determined as of such time, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Section, the "price per share for which Common Stock is issuable" shall be determined by dividing (A) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Conversion Price shall be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this
         Section 6, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

                  (iii) Change in Option Price or Conversion Rate. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be immediately adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of Section 6C, if the terms of any Option or Convertible Security which was outstanding as of the date of the initial issuance of the applicable series of Preferred Stock are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change; provided that no such change shall at any time cause the Conversion Price hereunder to be increased.

                  (iv) Treatment of Expired Options and Unexercised Convertible Securities. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Conversion Price then in effect hereunder shall be adjusted immediately to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued. For purposes of
         Section 6C, the expiration or termination of any Option or Convertible Security which was outstanding as of the date of the initial issuance of the applicable series of Preferred Stock shall not cause the Conversion Price hereunder to be adjusted unless, and only to the extent that, a change in the terms of such Option or Convertible Security caused it to be deemed to have been issued after the date of issuance of the applicable series of Preferred Stock.

                  (v) Calculation of Consideration Received. If any Common Stock, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor (net of non-customary discounts, commissions and related expenses). If any Common Stock, Option or Convertible Security is issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation shall be the Market Price thereof as of the date of receipt. If any Common Stock, Option or Convertible Security is issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the assets and business of the non-surviving entity as is attributable to such Common Stock, Option or Convertible Security, as the case may be. The fair value of any consideration other than cash and securities shall be determined jointly by the Corporation, (ii) the designee of holders of at least 60% of the then outstanding shares of Series A Preferred, (iii) the designee of holders of at least a majority of the then outstanding shares of Series B Preferred and (iv) the designee of holders of at least a majority of the then outstanding shares of Series C Preferred. If such parties are unable to reach agreement within a reasonable period of time, the fair value of such consideration shall be determined by an independent appraiser experienced in valuing such type of consideration selected by the Corporation and approved by (x) the designee of holders of at least 60% of the then outstanding Shares of Series A Preferred, (y) the designee of holders of at least a majority of the then outstanding Shares of Series B Preferred and (z) the designee of holders of at least a majority of the then outstanding Shares of Series C Preferred (such approval not to be unreasonably withheld). The determination of such appraiser shall be final and binding upon the parties, and the fees and expenses of such appraiser shall be borne by the Corporation.

                  (vi) Integrated Transactions. In case any Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the Option shall be deemed to have been issued for the Fair Market Value thereof (taking into account the securities issued in such integrated transaction).

                  (vii) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation or any Subsidiary, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock

                  (viii) Record Date. If the Corporation takes a record of the holders of Common Stock for the purpose of entitling them (a) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (b) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

                  (ix) Exempt Transactions. Notwithstanding anything to the contrary contained in Section 6B, this Section 6B or elsewhere herein, no adjustment shall be made to the Conversion Price in respect of any Exempt Transaction.

         6D. Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

         6E. Reorganization, Reclassification, Consolidation, Merger or Sale. Prior to the consummation of any Organic Change, the Corporation shall make appropriate provisions (in form and substance satisfactory to each of (i) the holders of at least 60% of the then outstanding Shares of Series A Preferred,
(ii) the holders of at least a majority of the then outstanding Shares of Series B Preferred and (iii) the holders of at least a majority of the then outstanding Shares of Series C Preferred) to insure that each of the holders of each series of Preferred Stock shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Conversion Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Preferred Stock, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Preferred Stock immediately prior to such Organic Change. In each such case, the Corporation shall also make appropriate provisions (in form and substance satisfactory to each of (x) the holders of at least a 60% of the then outstanding Shares of Series A Preferred, (y) the holders of at least a majority of the then outstanding Shares of Series B Preferred and (z) the holders of at least a majority of the then outstanding Shares of Series C Preferred) to insure that the provisions of this Section 6E shall thereafter be applicable to each series of Preferred Stock (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Corporation, an immediate adjustment of the Conversion Price to the value for the Common Stock reflected by the terms of such consolidation, merger or sale, and a corresponding immediate adjustment in the number of shares of Conversion Stock acquirable and receivable upon conversion of Preferred Stock, if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation, merger or sale). The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance reasonably satisfactory to each of (1) the holders of at least 60% of the then outstanding Shares of Series A Preferred, (2) the holders of at least a majority of the then outstanding Shares of Series B Preferred and (3) the holders of at least a majority of the then outstanding Shares of Series C Preferred), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire. Notwithstanding the foregoing, in no event shall any of the Exempt Transactions constitute or be deemed to constitute an Organic Change.

         6F. Certain Events. If any event occurs of the type contemplated by the provisions of this Section 6 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Corporation's Board shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of each series of Preferred Stock; provided that no such adjustment shall increase the Conversion Price as otherwise determined pursuant to this Section 6 or decrease the number of shares of Conversion Stock issuable upon conversion of each Share of Preferred Stock.

         6G. Notices. Immediately upon any adjustment of the Conversion Price, the Corporation shall give written notice thereof to all holders of the applicable series of Preferred Stock, setting forth in reasonable detail and certifying the calculation of such adjustment. The Corporation shall give written notice to all holders of Preferred Stock at least twenty (20) calendar days prior to the date on which the Corporation closes its books or takes a record (a) with respect to any dividend or distribution upon Common Stock, (b) with respect to any pro rata subscription offers to holders of Common Stock or
(c) for determining rights to vote with respect to any Organic Change, dissolution or liquidation. The Corporation shall also give written notice to all holders of Preferred Stock at least twenty (20) calendar days prior to the date on which any Organic Change shall take place.

         6H. Mandatory Conversions. Except with respect to any Shares for which requests for redemptions have been delivered pursuant to Section 4A hereof (in which event, (i) any such conversion shall be effected only upon the request of any such holder previously requesting redemption and (ii) notwithstanding any provision to the contrary contained in Section 4A hereof, any Shares which any holder has not elected to convert pursuant to the foregoing clause (i) shall be redeemed by the Corporation concurrently with the closing of such Qualified Public Offering), the Corporation may at any time require the conversion of all of the outstanding Preferred Stock if (x) the Corporation is at such time effecting a firm commitment underwritten Public Offering of shares of its Common Stock in which the per share price is at least $4.00, (y) the aggregate price paid by the public for the shares shall be at least $30 million (a "Qualified Public Offering") and (z) all of the Shares of Preferred Stock have been converted. Any such mandatory conversion shall only be effected at the time of and subject to the closing of the sale of such shares pursuant to such Public Offering and upon written notice of such mandatory conversion delivered to all holders of Preferred Stock at least ten (10) calendar days prior to such closing.

         In addition, the Corporation shall have the right (x) at any time after obtaining the written approval of the holders of not less than 60% of the then outstanding Shares of Series A Preferred to require the conversion of all outstanding Series A Preferred, (y) at any time after obtaining the written approval of the holders of not less than a majority of the then outstanding Shares of Series B Preferred to require the conversion of all outstanding Series B Preferred and (z) at any time after obtaining the written approval of the holders of not less than a majority of the then outstanding Shares of Series C Preferred to require the conversion of all outstanding Series C Preferred. Any such mandatory conversion shall only be effected upon written notice of such mandatory conversion delivered to all holders of all Preferred Stock by the Corporation at least ten (10) calendar days prior to such mandatory conversion.

         Section 7. Registration of Transfer. The Corporation shall keep at its principal office a register for the registration of Preferred Stock. Upon the surrender of any certificate representing Preferred Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of Shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of Shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such Preferred Stock represented by the surrendered certificate.

         Section 8. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Shares of Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

         Section 9. Definitions.

                  "Affiliate" of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

                  "Change in Control" means any sale, transfer or issuance or series of sales, transfers and/or issuances of shares of the Corporation's capital stock by the Corporation or the holders thereof as a result of which the holders of the Corporation's outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the Corporation's Board immediately prior to such sale or issuance cease to own the Corporation's outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the Corporation's Board.

                  "Common Stock" means, collectively, the Corporation's Common Stock and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

                  "Common Stock Deemed Outstanding" means, at any given time, without duplication, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Sections 6C(i) and 6C(ii) hereof whether or not the Options or Convertible Securities are actually exercisable at such time, plus the number of shares of Common Stock issuable upon conversion of the outstanding Preferred Stock, plus the number of shares of Common Stock issuable upon exercise of outstanding options and warrants to purchase Common Stock or Preferred Stock as such number of shares is proportionately adjusted for stock splits, stock dividends, stock combinations and other recapitalizations.

                  "Conversion Stock" means shares of the Corporation's Common Stock; provided that if there is a change such that the securities issuable upon conversion of any series of Preferred Stock are issued by an entity other than the Corporation or there is a change in the type or class of securities so issuable, then the term "Conversion Stock" shall mean the security issuable upon conversion of each Share of the Preferred Stock if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

                  "Convertible Securities" means any stock or securities directly or indirectly convertible into or exchangeable for Common Stock.

                  "Date of Issuance" means the date on which the Corporation initially issues any Shares, regardless of the number of times transfer of such Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such Share.

                  "Event of Noncompliance" means, with respect to any series of Preferred Stock, a failure by the Corporation to have paid all Redemption Payment Amounts (including all interest thereon) by the Final Redemption Payment Date, except for any such failure caused solely by the provisions of Section 4A which restrict the Corporation's ability to pay any Redemption Payment Amount (other than in respect of Shares of Series C Preferred) so long as any Shares of Series C Preferred (or any security convertible into Series C Preferred) remain outstanding or any portion of the Redemption Payment Amount (and interest and other amounts owing thereon) is owned by the Corporation in respect of Shares of Series C Preferred.

                  "Fair Market Value" means, with respect to shares of Series A Preferred, Series B Preferred or Series C Preferred, as applicable, the fair value thereof determined jointly by (i) the Corporation, (ii) the designee of holders of at least a majority of the then outstanding shares of Series A Preferred, (iii) the designee of holders of at least a majority of the then outstanding shares of Series B Preferred and
         (iv) the designee of holders of at least a majority of the then outstanding shares of Series C Preferred, subject to a redemption notice. If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an independent appraiser experienced in valuing securities and approved by
         (i) the Corporation, (ii) the designee of holders of at least a majority of the then outstanding shares of Series A Preferred, (iii) the designee of holders of at least a majority of the then outstanding shares of Series B Preferred and (iv) the designee of holders of at least a majority of the then outstanding shares of Series C Preferred, subject to a redemption notice. The determination of such appraiser shall be final and binding upon the parties, and the Corporation shall pay the fees and expenses of such appraiser.

                  "Favorable CellTech Resolution" shall mean, subject to the next sentence, either (a) the entry of a final judgment not subject to appeal or modification (the "Final Judgment") that adjudicates the claims asserted by CellTech Pharmaceuticals, Inc. ("CellTech") in the litigation entitled "Celltech Pharmaceuticals, Inc. vs. Adams Laboratories, Inc." (as amended or supplemented from time to time, the "Litigation") in favor of the Corporation and dismisses the Litigation with prejudice and without any award of damages or other relief to CellTech or any of its Affiliates or (b) the consensual resolution through settlement of the Litigation without payment, in any form (except for up to $1,000,000 of amounts paid for or reimbursed by proceeds of applicable insurance coverage), by the Corporation or any of its Affiliates in which CellTech

         (on behalf of itself and its Affiliates) unconditionally and forever releases, discharges and waives any and all claims, whether known or unknown, direct or indirect, matured or unmatured, which CellTech or any of its Affiliates ever had, then has or thereafter can, shall or may have against the Corporation or any of its Affiliates (collectively, the "Released Parties"), arising from, and either that were asserted, or could have been asserted in, the Litigation against the Released Parties (the "Settlement and Release"). Notwithstanding the foregoing, a Favorable CellTech Resolution shall not be deemed to have occurred if (i) the Corporation sustains or incurs disbursements, fees and expenses, including attorneys', accountants' investigators' and experts' disbursements, fees and expenses, in excess of $1,000,000 in the aggregate (not including amounts paid for or reimbursed by proceeds of applicable insurance coverage) in connection with or otherwise related to the defense, investigation and/or settlement of the Litigation and any and all claims related thereto and/or (ii) at the time of either the Final Judgment or Settlement and Release the Corporation is a defendant in any litigation that is related to, or otherwise pertains to, the subject matter of the Litigation or the asserted facts underlying the Litigation (or any such litigation has been threatened in writing), in which event a Favorable CellTech Resolution shall only be deemed to have occurred when any such litigation or threatened litigation has been finally adjudicated in favor of the Corporation or a settlement has been reached, in each case, pursuant to the conditions set forth in the immediately preceding sentence.

                  "Fundamental Change" means a consolidation or merger of the Corporation with or into another entity or entities (whether or not the Corporation is the surviving entity) or any sale or transfer by the Corporation of all or substantially all of its assets (determined either for the Corporation alone or with its Subsidiaries on a consolidated basis).

                  "IRR Value" means, in the event of any liquidation, dissolution or winding up of the Corporation which occurs prior to, or pursuant to agreements entered into on or prior to June 1, 2004 and constitutes a Fundamental Change or a Change in Control, the aggregate Liquidation Value of all Shares of Series A Preferred and Series B Preferred held by the applicable holder (plus all accrued but unpaid dividends pursuant to Section 1B) plus such amount as would provide the holder thereof a return accrued on a daily basis from the date of issuance of such Series A Preferred or such Series B Preferred, as applicable, through the earlier of (I) the date of payment in full with respect to such Preferred Stock and (II) (1) solely with respect to Series A Preferred, June 1, 2001, or (2) solely with respect to Series B Preferred, July 9, 2002, at the rate of 30% per annum.

                  "Junior Securities" means, (i) with respect to the Series A Preferred and the Series B Preferred, any capital stock or other equity securities of the Corporation, except for the Series C Preferred, and
         (ii) with respect to the Series C Preferred, any capital stock or other equity securities of the Corporation, including, without limitation, the Common Stock, Series A Preferred and the Series B Preferred.

                  "Liquidation Value" of any Share (i) of Series A Preferred or Series B Preferred as of any particular date shall be equal to the actual purchase price paid to the Corporation or any predecessor entity, including but not limited to Adams Respiratory Therapeutics, Inc., a Texas corporation formerly known as Adams Laboratories, Inc., upon the issuance of such Shares, as proportionately adjusted for stock splits, stock dividends, stock combinations and other recapitalizations affecting the applicable series of Preferred Stock, and (ii) of Series C Preferred as of any particular date shall be equal to the Series C Liquidation Value.

                  "Market Price" of any security means the average of the closing prices of such security's sales on all securities exchanges on which such security may at the time be listed, or, if there has been no sales on such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 21 trading days consisting of the days as of which "Market Price" is being determined and the 20 consecutive business days prior to such day. If at any time such security is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the "Market Price" shall be the fair value thereof determined jointly by (i) the Corporation, (ii) the designee of holders of at least 60% of the then outstanding shares of Series A Preferred, (iii) the designee of holders of at least a majority of the then outstanding shares of Series B Preferred and (iv) the designee of holders of at least a majority of the then outstanding shares of Series C Preferred, subject to a redemption notice. If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an independent appraiser experienced in valuing securities selected by (i) the Corporation, (ii) the designee of holders of at least 60% of the then outstanding shares of Series A Preferred, (iii) the designee of holders of at least a majority of the then outstanding shares of Series B Preferred and (iv) the designee of holders of at least a majority of the then outstanding shares of Series C Preferred, subject to a redemption notice (such approval not to be unreasonably withheld). The determination of such appraiser shall be final and binding upon the parties, and the Corporation shall pay the fees and expenses of such appraiser.

                  "Options" means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities but excluding rights explicitly granted pursuant to the Exempt Transactions.

                  "Organic Change" means any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation's assets or other transaction, in each case which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock.

                  "Participating Liquidation Amount" means the portion of all liquidation proceeds payable to the holders of capital stock of the Corporation, equal to a fraction, the numerator of which is the number of shares of Common Stock issuable upon the conversion under Section 6 of all Shares of the applicable series of Preferred Stock outstanding immediately prior to such event and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such event plus all shares of Common Stock issuable upon conversion under
         Section 6 of all Preferred Stock outstanding immediately prior to such event.

                  "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

                  "Public Offering" means any offering by the Corporation of its capital stock or equity securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as then in effect, or any comparable statement under any similar federal statute then in force; provided that for purposes of Section 6H hereof, a Public Offering shall not include an offering made in connection with a business acquisition or combination or an employee benefit plan.

                  "Redemption Date" as to any Share means the date specified in the notice of any redemption or the applicable date specified herein in the case of any other redemption; provided that no such date shall be a Redemption Date unless the full amount payable with respect thereto is actually paid in full in cash on such date, and if not so paid in full, the Redemption Date shall be the date on which such amount is fully paid.

                  "Series C Liquidation Value" shall mean (i) $3.20 per Share if there has been no Favorable CellTech Resolution prior to May 15, 2004;
         (ii) $2.56 per Share if there has been a Favorable CellTech Resolution prior to November 15, 2003; and (iii) $2.80 per Share if there has not been a Favorable CellTech Resolution prior to November 15, 2003, but there has been a Favorable CellTech Resolution on or after November 15, 2003 and prior to May 15, 2004; in each case as proportionately adjusted for stock splits, stock dividends, stock combinations and other recapitalizations affecting the Series C Preferred.

                  "Share" shall mean any share of any series of Preferred Stock.

                  "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled

         (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, of (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing general partner of such limited liability company, partnership, association or other business entity.

         Section 10. Amendment and Waiver. No amendment, modification or waiver shall be binding or effective with respect to any provision of this Certificate of Designations, Rights and Preferences without the prior written consent of the holders of (i) the designee of holders of at least 60% of the then outstanding shares of Series A Preferred, (ii) the designee of holders of at least a majority of the then outstanding shares of Series B Preferred and (iii) the designee of holders of at least a majority of the then outstanding shares of Series C Preferred, subject to a redemption notice; provided that no change in the terms hereof may be accomplished by merger or consolidation of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of (i) the designee of holders of at least 60% of the then outstanding shares of Series A Preferred, (ii) the designee of holders of at least a majority of the then outstanding shares of Series B Preferred and (iii) the designee of holders of at least a majority of the then outstanding shares of Series C Preferred, subject to a redemption notice.

         Section 11. Notices. Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so sent (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

                       (Signatures on the Following Page)

         IN WITNESS WHEREOF, this Certificate of Designation has been signed by an authorized officer of this Corporation on May 31, 2005.

                                     ADAMS MERGER SUB, INC.

                                     By: /s/ Michael J. Valentino
                                        ----------------------------------------
                                     Name: Michael J. Valentino
                                          --------------------------------------
                                     Its: President and Chief Executive Officer
                                         ---------------------------------------